Exhibit 10.15

ATLAS PIPELINE MID-CONTINENT, LLC

ERIC KALAMARAS

PHANTOM UNIT GRANT AGREEMENT

THIS PHANTOM UNIT GRANT AGREEMENT (this “Grant”) is made as of September 14, 2009 (the “Date of Grant”) by and between Atlas Pipeline Mid-Continent, LLC (the “Company”), and Eric Kalamaras (the “Participant”).

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly, controls or is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, and (iii) to the extent not included in (i) or (ii) above, Atlas America Mid-Continent, Inc.

(b) “Cause” shall mean, as determined by the Committee in its sole discretion, that the Participant has (i) committed an act of malfeasance or wrongdoing affecting the Company or any Affiliate, (ii) breached any confidentiality, non-solicitation or non-competition covenant or employment agreement with the Company or an Affiliate or (iii) otherwise engaged in conduct that would warrant the Participant’s discharge from employment or service with the Company or an Affiliate because of the Participant’s negative effect on the Company or an Affiliate.

(c) “Change in Control” shall mean a change in the ownership of the Company or Atlas Pipeline Partners, L.P., or a change in the ownership of a substantial portion of the assets of either company; provided that no event shall be a Change in Control event unless it is a “change in control event” as defined in section 1.409A-3(i)(5) of the Treasury regulations under section 409A of the Code. A change in ownership shall occur only if ownership interests in either company are acquired by any one person or more than one person acting as a group and, after the acquisition, the acquiring person or persons own more than 50% of the total value or total voting power of such ownership interests. A change in the ownership of a substantial portion of the assets of either company shall occur only if one person or more than one person acting as a group acquires during the 12-month period ending on the date of the last such acquisition, assets that have a total gross fair market value equal to more than 50% of the total gross fair market value of all the assets of such company.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(e) “Committee” shall mean the Atlas America, Inc. Compensation Committee.

(f) “Employment” shall mean employment of the Participant as an officer or employee of the Company or an Affiliate.

(g) “Fair market value” shall mean the closing sales price of a Unit on the vesting date (or if there is no trading in the Units on such date, the closing sales price on the last date Units were traded before the vesting date). In the event Units are not publicly traded at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.

(h) “Phantom Unit” shall mean a phantom (notional) unit granted under this Grant which, upon vesting, entitles the Participant to receive a cash payment equal to the Fair Market Value of a common unit of Atlas Pipeline Partners, LP (a “Unit”).

2. Administration.

(a) This Grant shall be administered by the Committee.

(b) Subject to the terms of this Grant and applicable law, the Committee shall have full power and authority to: (i) interpret and administer this Grant; and (ii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Grant.

(c) All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company and the Participant.

3. Award. The Participant is hereby awarded 50,000 Phantom Units, subject to the vesting and other terms of this Grant.

4. Vesting.

(a) Subject to such further limitations as are provided herein, the Phantom Units shall vest and become payable on the following dates, in cumulative fashion:

Date	Percentage of Phantom Units That Vest
September 14, 2010	33%
September 14, 2011	33%
September 14, 2012	34%

(b) From and after the Date of Grant through the date on which the Phantom Units become fully vested pursuant to subparagraph (a) above, any unvested Phantom Units remain subject to forfeiture in accordance with the terms of Section 8. Such period shall be known herein as the “Restriction Period.”

(c) The Phantom Units otherwise vesting on the dates listed above shall vest instead on the date of the occurrence of a Change in Control if such date occurs before the otherwise stated vesting date and if the Participant is in the Employment of the Company or an Affiliate on the date of the Change in Control.

(d) If the Participant’s Employment is terminated by the Company or an Affiliate without Cause or is terminated because of the Participant’s death, all of the Participant’s Phantom Units shall automatically vest and become payable in full.

(e) If the foregoing vesting schedule would produce fractional Units, the number of Phantom Units shall be rounded down to the nearest whole Unit. Any unvested Units shall vest on the final vesting date if the Participant is still employed by the Company or an Affiliate.

5. Payment of Phantom Units.

(a) Within 30 days after any vesting date, the Company or an Affiliate employing the Participant shall pay the Participant the Fair Market Value of a Unit multiplied by the number of Phantom Units vesting on the vesting date. Such payment shall constitute taxable compensation to the Participant. The Fair Market Value of the Units shall be determined as of the relevant vesting date.

(b) Notwithstanding the above general rule with regard to payment, the Committee may delay payment of Phantom Units to the extent that the payment cannot be deducted for tax purposes under the pay cap rules of section 162(m) of the Code. Any payment so delayed shall be made as soon as reasonably practicable following the first date on which the Committee anticipates or reasonably should anticipate that, if the payment were made on such date, the Company’s deduction with respect to such payment would no longer be restricted due to the application of the pay cap rules of section 162(m) of the Code. No such delay shall be allowed if the delay would cause the payment to be subject to additional taxes or penalties pursuant to section 409A of the Code.

6. Taxation. In the event that any payment to the Participant would be subject to the parachute payment excise tax imposed under section 280G of the Code or any similar tax imposed by a state or other taxing authority, the Participant shall be responsible for payment of the tax, and the Company shall make no additional payments to the Participant on account of the tax.

7. Adjustments. In the event that any dividend, recapitalization, Unit split, reverse Unit split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Units, issuance of warrants or other rights to purchase Units or other similar transaction or event affects the Units such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Grant, then the Committee shall equitably adjust the number and type of Phantom Units or, if deemed appropriate, make provision for a cash payment to the Participant. Any such adjustment shall be made in a manner that is intended to avoid the imposition of any additional tax or penalty under section 409A of the Code.

8. Forfeiture.

(a) If the Participant’s Employment terminates during the Restriction Period, other than for those reasons listed in Section 4(d) above, the Phantom Units, to the extent not previously vested, shall immediately terminate and become null and void.

(b) Notwithstanding any other provisions set forth herein, if the Participant shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any Affiliate, (ii) breach any confidentiality, non-solicitation or non-competition covenant or employment agreement with the Company or an Affiliate or (iii) engage in other conduct that would warrant the Participant’s discharge from Employment for Cause, any unvested Phantom Units shall immediately terminate and become null and void.

9. Transferability.

(a) Except as provided in (b) below, no Phantom Units and no rights under any such Phantom Units may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(b) Notwithstanding the above transfer restrictions, the Participant may assign his Phantom Units to a revocable trust established by the Participant for estate planning purposes, subject to such restrictions as the Committee may impose. Furthermore, the Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to receive any cash or other property distributable with respect to any Phantom Unit upon the death of the Participant.

10. Acknowledgment by the Participant. By executing this Grant, the Participant hereby acknowledges that, with respect to any right to payment under this Grant, the Participant is and shall be an unsecured general creditor of the Company without any preference as against other unsecured general creditors of the Company, and the Participant hereby covenants for himself, and anyone at any time claiming through or under the Participant, not to claim any such preference, and hereby disclaims and waives any such preference which may at any time be at issue, to the fullest extent permitted by applicable law.

11. Withholding. The Company or an Affiliate employing the Participant is authorized to withhold from any payment due or transfer made under this Grant or from any compensation or other amount owing to the Participant, the amount in cash or other property as determined by the Committee of any applicable taxes payable in respect of this Grant, or any payment or transfer under this Grant and to take such other action as may be necessary in the opinion of the Company or the Affiliate to satisfy its withholding obligations for the payment of such taxes. Payments to the Participant pursuant to this Grant while the Participant is employed by an Affiliate of the Company shall be treated as taxable employee compensation from the Affiliate to the Participant.

12. No Rights as Unitholder. The Participant shall not have the right to vote with respect to any Phantom Units or otherwise have any rights as a unitholder with respect thereto. This Grant shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or an Affiliate and the Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or an Affiliate pursuant to this Grant, such right shall be no greater than the right of any unsecured general creditor of the Company.

13. Employment Not Affected. This Grant shall not be construed as giving the Participant the right to continued Employment. Further, the Company or an Affiliate may at any time dismiss the Participant from Employment, free from any liability or any claim, unless otherwise expressly provided in this Grant.

14. Amendments. The Company may waive any conditions or rights under and amend any terms of this Grant, provided no change shall materially reduce the benefit to the Participant without the consent of the Participant.

15. Governing Law. The validity, construction, and effect of this Grant shall be determined in accordance with the laws of the State of Oklahoma and applicable federal law.

16. Section 409A of the Internal Revenue Code. This Grant is intended to comply with an exemption to section 409A of the Code and shall be interpreted accordingly. The Company makes no representation or covenant that the Grant will comply with section 409A or an exemption.

17. Severability. If any provision of this Grant is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or would disqualify this Grant under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Grant, such provision shall be stricken as to such jurisdiction and the remainder of this Grant shall remain in full force and effect.

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IN WITNESS WHEREOF, this Grant has been duly executed as of the Date of Grant.

ATLAS PIPELINE MID-CONTINENT, LLC.

Witness:

By:
Eugene N. Dubay
President

I hereby accept this Grant, and I agree to be bound by the terms of this Grant. I further agree that all of the decisions and interpretations of the Company and Committee with respect thereto shall be final and binding.

Participant:
Eric Kalamaras